Dr Francesco Bellini
2501 - 920, 5th Avenue S.W.
Calgary, Alberta
Canada T2P 5P6

To : Bellus Health Inc. ("Bellus")
Picchio Pharma Inc. ("Picchio Pharma")
Power Technology Investment Corporation ("PTIC")

Date: October 23rd, 2008

Re: Bellus next financing ("Financing")

Gentlemen,

In order to clarify the position of Picchio Pharma and the other parties herein referred to in relation to the statement made in Bellus' press release of October 21, 2008 regarding the participation of Picchio Pharma and its "affiliates" [sic] in Bellus' "next financing" [sic], I wish to confirm my understanding and commitment as follows:

1. I agree for myself and understand for PTIC and Picchio Pharma, that collectively Picchio Pharma and its shareholders FMRC Family Trust ("FMRC") and PTIC, have agreed to support the Financing by participating therein as purchasers of at least 30% of the amount thereof; PROVIDED that if the amount to be raised is more than CDN$30 Million, the amount required to be purchased by each of FMRC and PTIC, whether directly or, in whole or in part through Picchio Pharma, shall not exceed CDN$5 Million each or CDN$10 Million in total.

2. If however the amount of the Financing *is* greater than CDN$30 Million, then I hereby irrevocably and unconditionally undertake that the difference between CDN$10 Million and 30% of the amount of the Financing (the "Excess Amount") will be purchased by the undersigned, and/or by Picchio International Limited and/or FMRC (directly and not through Picchio Pharma) and/or by another entity related to me; unless PTIC shall wish itself to participate in the Excess Amount, in which case it will have the option (but shall in no way be obligated) to purchase up to ½ of the Excess Amount.

3. Unless FMRC and PTIC participate equally in the Financing, and Picchio Pharma shall not have been wound up at the time, their respective participation in the Financing, to the extent of any unequal participation, shall not be through Picchio Pharma, but be direct, which in the case of the undersigned means by me, and/or by Picchio International Limited and/or by FMRC and/or by another entity related to me.

Yours truly,

Dr. Francesco Bellini